Exhibit 21.1

Subsidiaries of the Registrant

Entity	State of Incorporation or Organization
Blueprint Medicines Security Corporation	Massachusetts
Blueprint Medicines (Switzerland) GmbH	Switzerland
Blueprint Medicines (Netherlands) B.V.	Netherlands